FOR IMMEDIATE RELEASE		February 21, 2020
Media Contact:	Jenna Rowell, (602) 250-3379
Analyst Contacts:	Stefanie Layton (602) 250-4541
Website:	pinnaclewest.com

Pinnacle West Reports 2019 Full-Year and Fourth-Quarter Results

•	Earnings reflect customer growth, infrastructure investments, cost management

•	PNW makes ‘A list’ for action on climate change and water security as company sets course for 100 percent clean energy

•	Service reliability for power customers reaches a company best

PHOENIX -- Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $538.3 million, or $4.77 per diluted share, for full-year 2019. This result compares with net income of $511.0 million, or $4.54 per share, in 2018.

“In 2019, our principal subsidiary Arizona Public Service saw its customer base grow two percent, and this growth is something we expect to continue as people move to Arizona and businesses choose our service territory to locate and expand,” said Pinnacle West Chairman, President and CEO Jeff Guldner. “These earnings are consistent with serving more customers and making substantial investments in expanding and strengthening our infrastructure to meet their evolving energy needs.”

Investments deliver customer, environmental benefits
Infrastructure investments coupled with operational excellence by employees culminated in APS’ best-ever reliability performance as measured by the System Average Interruption Frequency Index. This index is an industry standard that measures how many customers experienced a power interruption out of total number of customers served. Excluding voluntary outages and proactive fire mitigation efforts, APS finished 2019 with its best score on record, and on the basis reported to Edison Electric Institute, reliability is expected to remain top-quartile performance among all reporting utilities.

In January, CDP, a non-profit global environmental disclosure platform, qualified Pinnacle West for its prestigious ‘A List’ for corporate transparency and action on climate change and water security, based on the company’s disclosure in 2019. Using a comprehensive, independent and transparent methodology, CDP scores thousands of companies from A to D- on an annual basis. According to CDP, Pinnacle West became one of only 10 American companies in 2019 to make the A List for both climate change and water, and through its APS operations, the only electric utility to earn this recognition.

“This achievement is the result of ongoing collaboration with key stakeholders like regulators and communities for the ultimate benefit of our customers and shareholders, who count on us for environmentally and socially responsible operations,” Guldner said. “This A-list rating came just as we announced our new goal to serve APS customers with 100 percent clean energy by 2050. This is an exciting time for our employees, customers and all stakeholders as we guide our business and investments toward a carbon-free energy future.”

Employees deliver savings through focus on the customer
For the quarter ended December 31, 2019, Pinnacle West reported higher consolidated net income attributable to common shareholders of $64.0 million, or $0.57 per diluted share. This result compares with net income of $26.1 million, or $0.23 per share, for the same period a year ago. Meeting the original guidance range was made possible in part to fourth-quarter operations and maintenance savings.

“Employees are demonstrating their commitment to long-term customer affordability through innovation and sustainable cost management,” Guldner said. “The end goal is to keep APS rate increases for customers at or below the rate of inflation over time. This focus on how our decisions and practices affect customers is a fundamental part of my vision for a customer-centric culture, and is essential to creating shareholder value.”

Financial Outlook
The company reaffirms its 2020 estimated consolidated earnings will be within a range of $4.75 to $4.95 per diluted share, and expects to achieve a weather-normalized, consolidated earned return on average common equity of more than 9.5 percent. Key factors and assumptions underlying the 2020 outlook can be found in the year-end/fourth-quarter 2019 earnings presentation slides at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West management will host a live webcast and conference call to discuss financial results and recent developments at 11 a.m. ET (9 a.m. Arizona time) today, February 21. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. ET, Friday, Feb. 28, 2020, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering passcode 57113.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of about $18 billion, about 6,300 megawatts of generating capacity and 6,200 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to nearly 1.3 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume,” “project” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•	our ability to manage capital expenditures and operations and maintenance costs while maintaining high reliability and customer service levels;

•
variations in demand for electricity, including those due to weather, seasonality, the general economy, customer and sales growth (or decline), the effects of energy conservation measures and distributed generation, and technological advancements;

•	power plant and transmission system performance and outages;

•	competition in retail and wholesale power markets;

•	regulatory and judicial decisions, developments and proceedings;

•
new legislation, ballot initiatives and regulation, including those relating to environmental requirements, regulatory policy, nuclear plant operations and potential deregulation of retail electric markets;

•	fuel and water supply availability;

•	our ability to achieve timely and adequate rate recovery of our costs, including returns on and of debt and equity capital investment;

•	our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•	current and future economic conditions in Arizona, including in real estate markets;

•
the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, droughts, or other catastrophic events, such as fires, explosions, pandemic health events or similar occurrences;

•	the development of new technologies which may affect electric sales or delivery;

•	the cost of debt and equity capital and the ability to access capital markets when required;

•	environmental, economic and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;

•	volatile fuel and purchased power costs;

•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other post-retirement benefit plans and the resulting impact on future funding requirements;

•	the liquidity of wholesale power markets and the use of derivative contracts in our business;

•	potential shortfalls in insurance coverage;

•	new accounting requirements or new interpretations of existing requirements;

•	generation, transmission and distribution facility and system conditions and operating costs;

•	the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;

•
the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or continue or discontinue power plant operations consistent with our corporate interests; and

•	restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2019	2018	2019	2018

Operating Revenues	$ 670,391	$ 756,376	$ 3,471,209	$ 3,691,247

Operating Expenses
Fuel and purchased power	224,565	231,983	1,042,237	1,076,116
Operations and maintenance	229,857	256,120	941,616	1,036,744
Depreciation and amortization	145,398	146,122	590,929	582,354
Taxes other than income taxes	54,590	54,267	218,579	212,849
Other expenses	3,984	1,000	5,888	9,497
Total	658,394	689,492	2,799,249	2,917,560

Operating Income	11,997	66,884	671,960	773,687

Other Income (Deductions)
Allowance for equity funds used during construction	6,754	12,908	31,431	52,319
Pension and other postretirement non-service credits - net	5,749	12,477	22,989	49,791
Other income	15,018	7,355	50,263	24,896
Other expense	(3,432)	(5,903)	(17,880)	(17,966)
Total	24,089	26,837	86,803	109,040

Interest Expense
Interest charges	59,652	62,198	235,251	243,465
Allowance for borrowed funds used during construction	(3,883)	(6,221)	(18,528)	(25,180)
Total	55,769	55,977	216,723	218,285

Income Before Income Taxes	(19,683)	37,744	542,040	664,442

Income Taxes	(88,537)	6,795	(15,773)	133,902

Net Income	68,854	30,949	557,813	530,540

Less: Net income attributable to noncontrolling interests	4,873	4,873	19,493	19,493

Net Income Attributable To Common Shareholders	$ 63,981	$ 26,076	$ 538,320	$ 511,047

Weighted-Average Common Shares Outstanding - Basic	112,545	112,233	112,443	112,129

Weighted-Average Common Shares Outstanding - Diluted	112,815	112,700	112,758	112,550

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$ 0.57	$ 0.23	$ 4.79	$ 4.56
Net income attributable to common shareholders - diluted	$ 0.57	$ 0.23	$ 4.77	$ 4.54